UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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NEWELL BRANDS INC.

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April 24, 2019

Re:	Newell Brands Inc. (the “Company”)

2019 Annual Meeting of Stockholders – May 7, 2019

Proposal 3 – Advisory Vote on Executive Compensation

Dear Fellow Stockholders:

We are writing to ask for your support by voting in accordance with the recommendations of our Board of Directors on all of the proposals included in our Proxy Statement, which was filed with the U.S. Securities and Exchange Commission on April 5, 2019 and is available at https://www.sec.gov/Archives/edgar/data/814453/000119312519099221/d667250ddef14a.htm (the “Proxy Statement”).

In particular, we are requesting your support on Proposal 3 – the annual advisory vote on the compensation paid to our named executive officers (referred to as the “Say-on-Pay Proposal”).

Glass, Lewis & Co., LLC (“Glass Lewis”), a leading proxy advisory firm, has recommended that stockholders vote in favor of our Say-on-Pay Proposal. In contrast, another leading proxy advisory firm, Institutional Shareholder Services, Inc. (“ISS”), has recommended that stockholders vote against this proposal. ISS, which has supported our say-on-pay proposal in all prior years, has expressed concerns regarding pay-for-performance alignment in 2018 with respect to one feature of our Long-Term Incentive Plan (“LTIP”) and certain retention awards granted to named executive officers other than the President and Chief Executive Officer in 2018 and 2019.

As described in our Proxy Statement and below, we believe our executive compensation program directly links pay with performance and is in the best interests of the Company’s stockholders. Capitalized terms used herein without definition have the meanings ascribed to them in the Proxy Statement.

Pay for Performance

Our strong commitment to pay for performance is evidenced by the design and execution of our compensation programs.

Importantly, both the target compensation and earned incentives for the named executive officers for 2018 and 2019 correlate with the Company’s performance and downturn in stock price over the past two years:

•	CEO Long-term Incentive Grants Materially Reduced

o	The CEO’s 2018 long-term incentive grant reflected a 20% reduction in value compared to 2017.

o

The CEO’s 2019 long-term equity incentive award reflected an additional 30% reduction in value, resulting in a total direct compensation target opportunity in 2019 that was $5.5 million lower than in 2017.

•	Other Named Executive Officer Target Direct Compensation Reduced or Held Flat

o	None of the named executive officers received an increase in base salary or target annual cash bonus percentage in 2018 or in February 2019.

o	2018 long-term incentive grants reflected a reduction for a majority of the named executive officers.

•	Incentive Payouts Reflect Actual Performance

o	There was no Management Bonus Plan (the “Bonus Plan”) payout in 2018 for the 2017 plan year for the CEO or any of the named executive officers.

o	The Bonus Plan for 2018 paid out at 75% of target for the CEO and each of the other eligible named executive officers.

o	Performance-based restricted stock units (“RSUs”) granted in 2016 are expected to pay out at zero percent of target upon the conclusion of the vesting period in May 2019.

•	Majority of Compensation is Performance-Based

o

For 2018, approximately 90% of the CEO’s target total direct compensation was performance-based and over 78% of the other named executive officers’ target total direct compensation was performance-based.

o

For 2019, over 76% of the target total direct compensation for the named executive officers, other than the retiring Chief Executive Officer and Chief Operating Officer (both of whom are departing in the Second Quarter 2019), will be performance-based.

o	70% to 100% of the Company’s named executive officers’ annual long-term equity incentive awards for 2018 and 2019 are performance-based.

Of particular note, as disclosed in the Proxy Statement and fully demonstrating the link between take-home pay and performance, the total direct compensation realized by the CEO was reduced from $18.1 million in 2017 to $7.1 million in 2018.

TSR Metric Under the LTIP

ISS identifies the design of the relative total shareholder return (“TSR”) portion of the Company’s LTIP as a negative factor in its recommendation, solely because this portion of the LTIP pays out at target for median performance within the peer group. We disagree with the ISS characterization of this design as somehow lacking rigor. This design is not new and has been a part of our program for over ten years. The design of the TSR component of the LTIP is also entirely consistent with market norms, as the vast majority of S&P 500 companies that utilize a relative TSR metric target median performance.

In addition, the actual operation of the TSR component of the LTIP contradicts any assertion that these metrics are not rigorous. The payout under TSR portion of the LTIP was zero percent for 2015 awards vesting in 2018 and will be zero percent for 2016 awards vesting in 2019, reflecting the recent downturn in the Company’s stock price. Furthermore, based on relative TSR during the applicable performance period through the date of the Proxy Statement, the payout under this portion of the LTIP awards granted in 2017 and vesting in 2020 would also be zero percent. Accordingly, for at least two and perhaps three consecutive plan years, the relative TSR component of the LTIP generated or will generate a zero percent payout to named executive officers.

We note that the Company has modified its LTIP design starting in 2019, reflecting stockholder input. From 2016 to 2018, the Company established metrics for performance-based RSUs that were based 100% on relative TSR due to the complexities related to the Jarden acquisition and integration, the related portfolio transformation, and the difficulty of establishing long term performance metrics for the combined enterprise. In 2019, to enhance focus on cash flow generation and working capital improvement, the Committee established metrics for the performance-based RSUs that are based 50% on relative TSR and 50% on cumulative free cash flow, defined as operating cash flow less capital expenditures, subject to certain adjustments set forth in the LTIP document, over the three-year performance period.

The Committee will continue to review LTIP design each year to promote the best outcomes in terms of performance incentives and alignment with stockholders, but it is apparent that the design of the LTIP has resulted in payouts commensurate with performance and stockholder outcomes in recent years.

Retention Awards

ISS also references special retention awards as a negative factor underlying its voting recommendation. In response, we think it is important to provide the context for these decisions. The Company has experienced a period of significant turbulence and management transition over the past several years. Since 2016, ten individuals have served as named executive officers of the Company. Seven of these individuals have departed or will depart from the Company. As a result, the Committee has placed a premium on the retention of executive talent who will play a critical role in the Company’s strategy going forward.

The Committee considered the retention of Bradford Turner and Russell Torres as critical both for their leadership capabilities and to provide continuity during a time of significant executive turnover. The Company has steadily increased Mr. Turner’s roles and responsibilities, adding the Human Resources function to his responsibilities along with the Legal Services function in late 2017, and in 2018 also giving him responsibility for the Corporate Development function, including oversight of the execution of the Company’s divestiture program. Similarly, Mr. Torres has been given steadily increasing operational responsibility amidst the ongoing management transition. Formerly Chief Transformation Officer, Mr. Torres was named a Group President in 2018 and assumed responsibility for the Food and Baby Divisions in addition to remaining responsible for the Company’s Supply Chain transformation initiatives.

In May 2018, the Committee approved retention awards to these individuals reflecting a blend of cash and equity as well as a blend of time and performance based requirements. Mr. Turner was awarded a special RSU award with a grant date value of $700,000, subject to the achievement of certain performance conditions. To receive the first of three tranches of this award, scheduled to vest in 2019, Mr. Turner was required to identify and initiate not less than 20% gross run-rate savings in annualized legal functional costs for 2019 versus the Company’s 2018 budget.1 In 2019, the Committee determined that Mr. Turner had met the condition for vesting of the first tranche. To receive the second and third tranches of the award, scheduled to vest in 2020 and 2021, Mr. Turner is required to oversee completion by December 31, 2019 of the Company’s current divestiture program2. Mr. Turner also received a cash retention bonus equal to $1.2 million in the aggregate, of which $500,000 was paid in July 2018 (subject to repayment in the event of a voluntary departure within twelve months of accepting the award), and the remainder of which will be payable in equal installments in July 2019 and July 2020, subject to his continued employment.

At the same time, Mr. Torres was awarded a special RSU award with a grant date value of $750,000, subject to the achievement of certain performance conditions. To receive the first of three tranches of this award, scheduled to vest in 2019, Mr. Torres was required to oversee a reduction of the Company’s Transformation Office annual personnel and consulting costs by $48 million in 2018 versus

[1]	Savings include identified variable costs associated with businesses sold or held for sale. Calculations exclude the impact of merit increases and retention awards.
[2]

Any transaction abandoned or postponed by determination of the Board of Directors of the Company or the Chief Executive Officer, or any transaction subject to a definitive agreement, the closing of which has not yet occurred, shall be considered completed for purposes of the award.

2017. In 2019, the Committee determined that Mr. Torres had met the condition for vesting of the first tranche. For Mr. Torres to receive the second and third tranches of the award, scheduled to vest in 2020 and 2021, the award requires that such costs be substantially reduced or eliminated by March 1, 2020. Mr. Torres also received a $750,000 cash retention bonus payable in equal installments in July 2019 and July 2020, subject to his continued employment.

In 2019, Mr. Torres’s responsibilities were further increased to include the Home and Outdoor Living Segment (which includes Outdoor & Recreation, Home Fragrance and Connected Home & Security), the Food Division and the Commercial and Consumer Solutions Division of the Company. In February 2019, for retention purposes and in recognition of the expansion of his responsibilities, the Committee awarded Mr. Torres a special award of time-based RSUs, with a grant date value of approximately $3.2 million, which vests in three equal installments on the first, second and third anniversary of the grant date, subject to his continued employment.

The ISS report acknowledges the need to retain executives in turbulent times, but questions the fact that a portion of the awards are not performance-based as well as the frequency of the awards. As to the performance-based nature of the awards, the awards reflect a mix of equity and cash and a mix of time and individual performance-based requirements designed to strike the appropriate balance between retention, equity ownership to drive alignment with stockholder interests, and motivation towards the execution of key initiatives. Certain awards driven predominantly by retention concerns are exclusively time-based. The Committee concluded that these awards were appropriate for their purpose and the current circumstances facing the Company.

As to frequency, the Company does not consider these to be normal course or steady state awards. The retention awards referenced in the ISS report were made to two specific individuals to secure key talent and to provide critical continuity during this period of remarkable executive turnover. The Committee concluded that these awards were wise investments, preferable and likely less expensive than the prospect of recruiting replacement talent.

The Committee also approved a sign-on inducement award to Christopher Peterson, Executive Vice President and Chief Financial Officer, of time-based RSUs with a value of $2.7 million based on the Company’s closing stock price on the date of grant. This award was a critical component of the compensation package designed to recruit and retain the services of a highly qualified individual to fill the Chief Financial Officer role in December 2018. It was a one-time award to increase Mr. Peterson’s equity ownership and align his interests with those of our stockholders during his first three years of employment, because the Company’s annual LTIP award to Mr. Peterson in 2019 is subject to a three-year performance and cliff vesting period. The inducement award to Mr. Peterson was made as part of the recruitment of a new Chief Financial Officer, again not a regular event but a function of the management transition occurring during recent periods.

The Committee believes that these awards are in the best interests of the Company and its stockholders. These awards were not systematically made to all or even a majority of named executive officers during the relevant period. They were driven by a need to retain or attract uniquely selected executives during a period of significant change in leadership. These awards cast no doubt on the clear pay-for-performance orientation of the Company.

***

We take seriously our commitment to pay for performance. We strongly believe our executive compensation program is in the best interests of the Company’s stockholders and that both the design and outcomes of our program support this belief.

We encourage you to vote “FOR” Proposal 3 – the Say-on-Pay Proposal.

Sincerely,

The Organizational Development & Compensation Committee of the Board of Directors

Michael A. Todman, Chair

Debra A. Crew

Brett M. Icahn

Gerardo I. Lopez